Exhibit 99.1

FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Announces First Quarter Earnings and Declares First Quarter Dividend

Indiana, Pennsylvania – April 23, 2013 – S&T Bancorp, Inc. (S&T) (NASDAQ: STBA) has announced its first quarter earnings. Net income for the first quarter of 2013 was $12.3 million, or $0.41 per diluted share, compared to the fourth quarter of 2012 net income of $9.5 million, or $0.32 per diluted share, and the first quarter of 2012 net income of $3.5 million, or $0.12 per diluted share.

First Quarter Highlights:

•	Loan demand improved with average loans increasing $72.1 million, or 2%, from the prior quarter.

•	Nonperforming Assets (NPAs) decreased $9.0 million, or 16%, from the prior quarter and $21.0 million, or 31%, from the first quarter of 2012.

•	A $3.1 million gain was recognized related to the sale of the merchant card servicing business.

•	Results for the first quarter included approximately $0.8 million of one-time merger integration costs.

•	S&T declared a $0.15 per share dividend for the first quarter.

“The first quarter was a positive start to 2013 demonstrating our ability to execute on our key strategic initiatives of loan growth and improving asset quality,” said Todd Brice, president and chief executive officer of S&T. “Loan demand is improving as evidenced by the increase in loans during the quarter. Asset quality trends continue to be positive with NPAs at the lowest level since 2008.”

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S&T Earnings Release – 2

S&T Bancorp, Inc. Announces First Quarter Earnings and Declares First Quarter Dividend (continued)

Net Interest Income

Net interest income decreased $0.6 million to $33.7 million compared to $34.3 million in the fourth quarter of 2012 due to the low interest rate environment. Net interest income was impacted by two fewer days in the first quarter compared to the fourth quarter of 2012. Average loan balances increased $72.1 million from the prior quarter, but this combined with lower funding costs was not sufficient to offset the decline in earning asset yields resulting in a two basis point decline in the net interest margin rate on a fully taxable equivalent basis (FTE) from 3.51% to 3.49%.

Asset Quality

Asset quality continues to improve with a 16% decrease in nonperforming loans (NPLs) to $46.3 million compared to $55.0 million in the prior quarter. New NPL formation decreased to $2.3 million during the first quarter which was down significantly from approximately $6.0 million in each of the prior two quarters. Substandard and special mention loans also decreased $47.8 million, or 14%, to $289.3 million from $337.1 million. Net charge-offs for the first quarter of 2013 were $2.9 million compared to net charge-offs of $4.0 million in the fourth quarter of 2012. Included in the $2.9 million of net charge-offs was $2.0 million for loans that had previously established specific reserves. The allowance for loan losses (ALL) remained relatively unchanged at $45.9 million, or 1.36% of total loans, compared to $46.5 million, or 1.38% of total loans, at December 31, 2012.

Noninterest Income and Expense

Noninterest income increased $3.2 million from the prior quarter to $14.8 million primarily due to a gain on the sale of our merchant card servicing business. In conjunction with the sale of the merchant card servicing business, we entered into a marketing and sales alliance agreement. This agreement is for an initial term of ten years and provides us with a share of future revenue. The $0.6 million increase in insurance fees related to $0.4 million of annual profit sharing that we received from our insurance carriers and normal seasonal fluctuations with policy renewals.

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S&T Earnings Release – 3

S&T Bancorp, Inc. Announces First Quarter Earnings and Declares First Quarter Dividend (continued)

Noninterest expense increased $1.9 million from the prior quarter to $31.6 million, primarily due to increased salaries and employee benefit expenses of $1.7 million. Included in the increase was approximately $1.2 million of seasonal or timing items, such as an increase in payroll taxes. Other increases in salaries and employee benefits included $0.2 million related to our annual merit increase and $0.3 million of payroll incentives due to increased loan production and a strong performance in other business lines.

The first quarter of 2013 included $0.8 million of one-time merger related expenses, primarily within data processing for the system conversion of Gateway Bank. Included in other noninterest expense is an increase of $0.9 million related to the reserve for unfunded commitments due to an increase in construction commitments from the prior quarter. During the first quarter two branches were closed resulting in $0.3 million of one-time expense. Offsetting these items in other noninterest expense was an $0.8 million decline in losses on OREO properties compared to the fourth quarter of 2012.

Financial Condition

Assets were $4.5 billion at March 31, 2013 compared to December 31, 2012. Portfolio loans increased $35.4 million from December 31, 2012, primarily in our commercial real estate, commercial and industrial and residential mortgage portfolios. Total deposits remained unchanged at $3.6 billion at both March 31, 2013 and December 31, 2012. S&T’s capital ratios increased from the prior quarter due to earnings retention. All capital ratios are significantly above the well-capitalized thresholds of federal bank regulatory agencies.

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S&T Earnings Release – 4

S&T Bancorp, Inc. Announces First Quarter Earnings and Declares First Quarter Dividend (continued)

Dividend

The Board of Directors of S&T declared a $0.15 per share cash dividend at its regular meeting held April 22, 2013. The dividend is payable May 24, 2013 to shareholders of record on May 9, 2013. This dividend compares to a common stock dividend of $0.15 per share for the fourth quarter of 2012.

Conference Call

S&T will host its first quarter 2013 earnings conference call live over the Internet at 1:00 p.m. ET on Tuesday, April 23, 2013. To access the webcast, go to S&T’s webpage at www.stbancorp.com and click on “Events & Presentations.” Select “1st Quarter 2013 Conference Call” and follow the instructions.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, Washington and Westmoreland counties. With assets of $4.5 billion, S&T stock trades on the NASDAQ Global Select Market System under the symbol STBA. For more information, visit www.stbancorp.com.

For more information:

Mark Kochvar

Chief Financial Officer

800 Philadelphia Street

Indiana, PA 15701

724-465-4826

mark.kochvar@stbank.net

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S&T Earnings Release – 5

S&T Bancorp, Inc. Announces First Quarter Earnings and Declares First Quarter Dividend (continued)

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values and competition. In addition to the results of operations presented in accordance with Generally Accepted Accounting Principles (GAAP), S&T management uses and this press release contains or references, certain non-GAAP financial measures, such as net interest income on a fully taxable equivalent basis. S&T believes these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends as they facilitate comparisons with the performance of others in the financial services industry. Although S&T believes that these non-GAAP financial measures enhance investors’ understanding of S&T’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. A reconciliation of these non-GAAP financial measures is presented in the attached financial data spreadsheet. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.

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S&T Earnings Release – 6

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

	2013	2012	2012
(in thousands, except per share data)	First Quarter	Fourth Quarter	First Quarter
INTEREST INCOME
Loans, including fees	$35,045	$36,127	$36,337
Investment securities:
Taxable	1,863	1,884	1,944
Tax-exempt	833	801	753
Dividends	102	108	106

Total Interest Income	37,843	38,920	39,140

INTEREST EXPENSE
Deposits	3,202	3,612	4,751
Borrowings and junior subordinated debt securities	972	1,017	1,068

Total Interest Expense	4,174	4,629	5,819

NET INTEREST INCOME	33,669	34,291	33,321
Provision for loan losses	2,307	4,215	9,272

Net interest income after provision for loan losses	31,362	30,076	24,049

NONINTEREST INCOME
Gain on sale of merchant card servicing business	3,093	—	—
Wealth management fees	2,576	2,415	2,419
Debit and credit card fees	2,451	2,662	2,667
Service charges on deposit accounts	2,448	2,585	2,408
Insurance fees	1,775	1,190	1,691
Mortgage banking	482	704	671
Securities gains, net	2	—	840
Other	1,979	2,009	2,373

Total Noninterest Income	14,806	11,565	13,069

NONINTEREST EXPENSE
Salaries and employee benefits	16,067	14,323	16,472
Data processing	2,664	2,172	3,240
Net occupancy	2,169	2,011	1,784
Furniture and equipment	1,308	1,401	1,238
Other taxes	999	667	774
Professional services and legal	974	1,111	1,900
FDIC assessment	776	762	608
Marketing	689	1,146	742
Other	5,970	6,124	6,025

Total Noninterest Expense	31,616	29,717	32,783

Income Before Taxes	14,552	11,924	4,335
Provision for income taxes	2,222	2,400	855

Net Income Available to Common Shareholders	$12,330	$9,524	$3,480

Per Common Share Data:
Shares outstanding at end of period	29,724,721	29,732,209	28,873,043
Average shares outstanding - diluted	29,674,406	29,659,999	28,272,568
Diluted earnings per common share (1)	$0.41	$0.32	$0.12
Dividends declared per common share	$0.15	$0.15	$0.15
Dividend yield (annualized)	3.24%	3.32%	2.77%
Dividends paid to net income	36.17%	46.83%	121.26%
Common book value	$18.32	$18.08	$17.47
Tangible common book value (2)	$12.24	$11.98	$11.32
Market value	$18.54	$18.07	$21.69

Profitability Ratios (Annualized)
Common return on average assets	1.12%	0.86%	0.34%
Common return on average tangible assets (3)	1.17%	0.90%	0.35%
Common return on average common equity	9.25%	7.05%	2.82%
Common return on average tangible common equity (4)	13.91%	10.65%	4.31%
Efficiency ratio (FTE) (5)	63.68%	63.29%	70.23%

S&T Earnings Release – 7

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands)

	2013	2012	2012
	First Quarter	Fourth Quarter	First Quarter
ASSETS
Cash and due from banks, including interest-bearing deposits	$261,124	$337,711	$386,640
Securities available-for-sale, at fair value	469,418	452,266	363,151
Loans held for sale	2,580	22,499	3,663
Consumer loans:
Residential mortgage	442,705	427,303	382,884
Home equity	416,524	431,335	441,648
Installment and other consumer	68,773	73,875	82,223
Construction	3,105	2,437	2,211

Total consumer loans	931,107	934,950	908,966
Commercial loans:
Commercial real estate	1,479,796	1,452,133	1,416,663
Commercial and industrial	806,205	791,396	703,112
Construction	164,874	168,143	169,039

Total commercial loans	2,450,875	2,411,672	2,288,814
Allowance for loan losses	(45,936)	(46,484)	(47,827)

Total portfolio loans, net	3,336,046	3,300,138	3,149,953
Goodwill	175,820	175,733	171,395
Other assets	234,875	238,355	256,173

Total Assets	$4,479,863	$4,526,702	$4,330,975

LIABILITIES
Deposits:
Noninterest-bearing demand	$951,050	$960,980	$860,108
Interest-bearing demand	304,667	316,760	306,400
Money market	326,489	361,233	291,245
Savings	993,472	965,571	882,675
Certificates of deposit	1,062,886	1,033,884	1,181,927

Total Deposits	3,638,564	3,638,428	3,522,355

Securities sold under repurchase agreements	64,358	62,582	40,638
Short-term borrowings	50,000	75,000	75,000
Long-term borrowings	23,535	34,101	31,426
Junior subordinated debt securities	90,619	90,619	90,619
Other liabilities	68,173	88,550	66,519

Total Liabilities	3,935,249	3,989,280	3,826,557

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	544,614	537,422	504,418

Total Liabilities and Shareholders’ Equity	$4,479,863	$4,526,702	$4,330,975

Capitalization Ratios
Common equity / assets	12.16%	11.87%	11.65%
Tangible common equity / tangible assets (6)	8.46%	8.20%	7.87%
Tier 1 leverage ratio	9.42%	9.31%	9.20%
Risk-based capital - tier 1	12.20%	11.98%	11.62%
Risk-based capital - total	15.60%	15.39%	15.14%

S&T Earnings Release – 8

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands)

	2013		2012		2012
	First Quarter		Fourth Quarter		First Quarter
Net Interest Margin (FTE) (QTD Averages)(7)
Assets
Interest-bearing deposits with banks	$210,628	0.23%	$267,719	0.29%	$231,241	0.20%
Securities/other	478,248	2.65%	445,059	2.76%	381,550	3.29%
Loans	3,358,099	4.32%	3,286,039	4.44%	3,135,517	4.74%

Total Interest-earning Assets	4,046,975	3.91%	3,998,817	3.97%	3,748,308	4.31%
Noninterest-earning assets	401,396		411,078		395,577

Total Assets	$4,448,371		$4,409,895		$4,143,885

Liabilities and Shareholders’ Equity
NOW/money market/savings	$1,622,229	0.16%	$1,614,444	0.19%	$1,401,848	0.18%
Certificates of deposit	1,043,147	1.00%	1,058,308	1.06%	1,132,687	1.46%
Borrowed funds < 1 year	124,449	0.19%	61,588	0.16%	112,944	0.20%
Borrowed funds > 1 year	120,104	3.08%	124,947	3.15%	122,214	3.32%

Total Interest-bearing Liabilities	2,909,929	0.58%	2,859,287	0.64%	2,769,693	0.84%

Noninterest-bearing Liabilities and Shareholders’ Equity
Demand deposits	925,301		929,575		809,464
Shareholders’ equity/other	613,141		621,033		564,728

Total Noninterest-bearing Liabilities and Shareholders’ Equity	1,538,442		1,550,608		1,374,192

Total Liabilities and Shareholders’ Equity	$4,448,371		$4,409,895		$4,143,885

Net Interest Margin		3.49%		3.51%		3.69%

	2013		2012		2012
	First Quarter		Fourth Quarter		First Quarter
		% NPL		% NPL		% NPL
Nonperforming Loans (NPL)
Consumer loans:
Residential mortgage	$5,643	1.27%	$7,278	1.70%	$8,260	2.16%
Home equity	4,022	0.97%	3,653	0.85%	3,490	0.79%
Installment and other consumer	21	0.03%	40	0.05%	27	0.03%
Construction	218	7.02%	218	8.95%	181	8.19%

Total Nonperforming Consumer Loans	9,904	1.06%	$11,189	1.20%	11,958	1.32%

Commercial loans:
Commercial real estate	25,836	1.75%	30,556	2.10%	32,816	2.32%
Commercial and industrial	5,380	0.67%	6,435	0.81%	8,269	1.18%
Construction	5,170	3.14%	6,778	4.03%	11,460	6.78%

Total Nonperforming Commercial Loans	36,386	1.48%	43,769	1.81%	52,545	2.30%

Total Nonperforming Loans	$46,290	1.37%	$54,958	1.63%	$64,503	2.01%

	2013		2012		2012
	First Quarter		Fourth Quarter		First Quarter
Asset Quality Data
Nonperforming loans	$46,290		$54,958		$64,503
Assets acquired through foreclosure or repossession	627		911		3,371
Nonperforming assets	46,917		55,869		67,874
Troubled debt restructurings (nonaccrual)	14,776		18,940		22,963
Troubled debt restructurings (accruing)	41,423		41,521		41,189
Total troubled debt restructurings	56,199		60,461		64,152
Nonperforming loans / loans	1.37%		1.63%		2.01%
Nonperforming assets / loans plus OREO	1.39%		1.66%		2.12%
Allowance for loan losses / loans	1.36%		1.38%		1.49%
Allowance for loan losses / nonperforming loans	99%		85%		74%
Net loan charge-offs	2,854		4,011		10,286
Net loan charge-offs (annualized) / average loans	0.34%		0.49%		1.32%

S&T Earnings Release – 9

S&T Bancorp, Inc.

Consolidated Selected Financial Data

Unaudited

(in thousands)

	2013	2012	2012
	First Quarter	Fourth Quarter	First Quarter
Definitions and Reconciliation of GAAP to Non-GAAP Financial Measures:

(1) Diluted earnings per common share under the two-class method is determined on the net income reported on the income statement less earnings allocated to participating securities.

(2) Tangible Common Book Value
Common book value (GAAP basis)	$18.32	$18.08	$17.47
Effect of excluding intangible assets	(6.08)	(6.10)	(6.15)

Tangible common book value	$12.24	$11.98	$11.32

(3) Common Return on Average Tangible Assets
Common return on average assets (GAAP basis)	1.12%	0.86%	0.34%
Effect of excluding intangible assets	0.05%	0.04%	0.01%

Common return on average tangible assets	1.17%	0.90%	0.35%

(4) Common Return on Average Tangible Common Equity
Common return on average common equity (GAAP basis)	9.25%	7.05%	2.82%
Effect of excluding intangible assets	4.66%	3.60%	1.49%

Common return on average tangible common equity	13.91%	10.65%	4.31%

(5) Noninterest expense divided by noninterest income plus net interest income, on a fully taxable equivalent (FTE) basis.

(6) Tangible Common Equity / Tangible Assets
Common equity / assets (GAAP basis)	12.16%	11.87%	11.65%
Effect of excluding intangible assets	-3.70%	-3.67%	-3.78%

Tangible common equity / tangible assets	8.46%	8.20%	7.87%

(7) Net interest income (annualized) rate	3.79%	3.86%	4.19%
Taxable equivalent adjustment	0.12%	0.11%	0.12%

Net Interest Income Rate (FTE)	3.91%	3.97%	4.31%

Net interest margin rate	3.37%	3.40%	3.57%
Taxable equivalent adjustment	0.12%	0.11%	0.12%

Net Interest Margin Rate (FTE)	3.49%	3.51%	3.69%